EXHIBIT (a)(5)(i)

July 12, 2016
Dear Sagent Team Members,
On behalf of the Nichi-Iko Board and management, I want to emphasize how excited we are to have Sagent Pharmaceuticals join our company.  Our goal is to unite two market leaders, building on our strengths to achieve our growth objectives and become a top ten global pharmaceutical company.
Sagent and Nichi-Iko share many similarities anchored by a customer-centric philosophy, focus on quality and passion for meeting the needs of patients. Our business philosophy runs in parallel to Sagent’s to focus on gaining market share, expanding supply chain capacity and penetrating new, international markets.
Furthermore, we recognize that Sagent’s dedicated employees are its greatest asset, and we look forward to working with – and learning from – all of you.  Our strategy is aimed at business expansion and we recognize the importance that all Sagent employees will play in helping us meet this goal.
Succeeding in the U.S. market is a top priority for Nichi-Iko, and we believe adding the Sagent team is the ideal way to accelerate our international growth strategy, for many reasons, including:
—	Our two companies are highly complementary. Nichi-Iko and Sagent have little overlap in terms of our offerings or product portfolios.
—	Through the combination, Nichi-Iko will gain a sales platform in the U.S. while Sagent will gain a supplier and sales team in Japan and Southeast Asia.
—	Importantly, we also share similar core values and focus on quality and we are firmly committed to maintaining a work environment that respects Sagent’s current culture.
I’m very excited about the future of this company and about the opportunities ahead that our two great organizations will create together.
Sincerely,
Yuichi Tamura
CEO
Nichi-Iko Pharmaceutical Co., Ltd.

Important Information
The Tender Offer for the outstanding shares of Sagent common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Sagent common stock. The solicitation and offer to buy shares of Sagent common stock will only be made pursuant to the Tender Offer materials that Nichi-Iko and its acquisition subsidiary intends to file with the U.S. Securities and Exchange Commission (“the SEC”). At the time the Tender Offer is commenced, Nichi-Iko will file a Tender Offer statement on Schedule TO with the SEC, and Sagent will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer. SAGENT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.  Both the Tender Offer statement and the solicitation/recommendation statement will be mailed to Sagent's stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or by contacting Michael Ward, the Company’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1600 or by e-mail at legal@sagentpharma.com.
Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not descriptions of historical facts, including those relating to the anticipated timing, duration, closing conditions, completion and success of the proposed transaction, and the potential effects and benefits of the transaction on both Nichi-Iko and Sagent and any other statements about future expectations, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations, and should be evaluated as such. Forward-looking statements also include statements that may relate to Nichi-Iko’s or Sagent’s plans, objectives, strategies, goals, future events, future financial and operating performance, and other information that is not historical information. These statements may be identified by their use of forward-looking terminology such as the words “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to differ materially from those expressed or implied by the forward-looking information. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of the completion of the proposed transaction and the potential impact of the announcement or consummation of the proposed transaction on Sagent’s and Nichi-Iko’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Sagent in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by the Company with the SEC. Further, forward-looking statements speak only as of the date they are made, and neither Nichi-Iko nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.